EXHIBIT B

STAN STANART
COUNTY CLERK, HARRIS COUNTY, TEXAS PROBATE COURTS DEPARTMENT

IN MATTERS OF PROBATE	{
	{	DOCKET NO. 413798
PROBATE COURT NO. Three (3)	{
	{	ESTATE OF: CHIU M. CHAN, DECEASED
HARRIS COUNTY, TEXAS	{

LETTERS TESTAMENTARY

Know all men by these presents that it is hereby certified:

1.	On JULY 5, 2012, ELLA Y.T.C. CHAN was duly appointed by order of said court as INDEPENDENT EXECUTRIX, of the Last Will and Codicil of CHIU M. CHAN, DECEASED;

2.	On JULY 5, 2012, said INDEPENDENT EXECUTRIX qualified as the law requires;

3.	Insofar as the records in my office show, said INDEPENDENT EXECUTRIX is still acting in said capacity.

Witness my hand and seal of said court, at Houston, Texas, on September 10, 2012.

(SEAL)	STAN STANART, County Clerk
Probate Court No. Three (3) 201 Caroline, Room 800 Harris County, Texas

Amanda D McDonald Deputy County Clerk

No. ADM

P.O. Box 1525 • Houston, TX 77251-1525 • (713) 755-6425

www.cclerk.hctx.net

Form No. 1-02-216 (Rev. 09/24/2011)